Exhibit 99.1

REPORT ON PAYMENTS TO GOVERNMENTS FOR THE YEAR ENDED DECEMBER 31, 2023

This exhibit to Form SD provides a consolidated overview of the payments to governments made by Southern Copper Corporation and its consolidated subsidiaries (“SCC” or “the Company”) for the fiscal year ended December 31, 2023. The information within this report, including this exhibit, has been prepared and is presented in accordance with the requirements of Section 13(q) of the Securities Exchange Act of 1934, as amended, and Rule 13q-1 and Form SD promulgated thereunder (collectively, “the Rules”). Because the scope and basis for preparation of this exhibit to Form SD is in accordance with the Rules, amounts reported herein may be different from disclosures in SCC's other publicly available reports, including those found within SCC’s periodic reports filed with the U.S. Securities and Exchange Commission.

Management identifies three reportable segments and manages each as a separate segment.

The three segments identified are groups of individual mines, each of which constitutes an operating segment with similar economic characteristics, product types, processes and support facilities, regulatory environments, employee bargaining contracts and currency risks. In addition, each mine within the individual group earns revenues from similar types of customers for their products and services and each group incurs expenses independently, including commercial transactions between groups. Intersegment sales are based on arm’s length prices at the time of sale. These may not be reflective of actual prices realized by the Company due to various factors, including additional processing, timing of sales to outside customers and transportation cost. Information regarding the Company’s sales is included in the segment data. The segments identified by the Company are:

1

Peruvian operations, which include the Toquepala and Cuajone mine complexes and the smelting and refining plants, including a precious metals plant, industrial railroad and port facilities that service both mines. Sales of its products are recorded as revenue from our Peruvian mines. The Peruvian operations produce copper, by-products of molybdenum, silver and other materials.

2

Mexican open-pit operations, which include the La Caridad and Buenavista mine complexes and the smelting and refining plants, including a precious metals plant and a copper rod plant and support facilities that service both mines. Sales of its products are recorded as revenue of our Mexican mines. The Mexican open-pit operations produce copper, with production of by-products of molybdenum, silver and other materials.

3

Mexican underground mining operations, which include five underground mines that produce zinc, copper, lead, silver and gold; and a zinc refinery. This group is identified as the IMMSA unit and sales of its products are recorded as revenue from the IMMSA unit.

We conduct exploration activities in Peru and Mexico and in small scale in Argentina, Chile and Ecuador.

Payments

Payments are disclosed on a cash basis according to the year during which the payment was made (rather than on an accrual basis). Only the class of payments as defined by the Rules made by SCC during the reporting period are presented.

Currency

All payments are reported in U.S. dollars (USD), which is SCC’s functional currency. Payments that were made in currencies other than U.S. dollars have been converted to U.S. dollars using the exchange rates as of the payment date. Accordingly, payments to Peruvian Governments were made in Peruvian Soles, payments to Mexican Governments were made in Mexican Pesos, Ecuadorian payments to Governments were made in U.S. dollars and finally payments to Chile and Argentina Governments were made in Chilean and Argentinian Pesos, respectively.

Projects

Payments are grouped into projects in the following tables below, which, in accordance with the Rules, are defined as the combination of the (i) country and major subnational political jurisdiction where the commercial development of the resource is taking place, (ii) type of resource being commercially developed, and (iii) method of extraction. The resources being extracted are all minerals.

PAYMENTS TO GOVERNMENTS (1)

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2023

in U.S. Dollars

SEGMENT	PROJECT	GOVERNMENTAL RECIPIENT / COUNTRY	Taxes	Royalties	Fees	Community and Social Responsibility Payments	TOTAL PAYMENT AMOUNT
Peruvian Open-pit operations	Copper, mo lybdenum and other by-products	National Superintendence of Customs and Tax Administration	495,773,278	83,917,640			$579,690,918
	Copper, molybdenum and other by-products	Agency of Environmental Evaluation and Auditing	2,880,498				2,880,498
	Copper, molybdenum and other by-products	Supervisory Agency of Investment in Energy and Mining	4,815,886				4,815,886
	Copper, molybdenum and other by-products	Ministry of Environment			4,157,097		4,157,097
	Copper, molybdenum and other by-products	Ministry of Transport and Communications			336,554		336,554
	Copper, molybdenum and other by-products	Social responsibility agreements with Regional and Local Governments (2)				2,725,355	2,725,355
	Copper, molybdenum and other by-products	Ministry of Energy and Mines			37,138,080		37,138,080
	Copper, molybdenum and other by-products	Local government	798,978				798,978
	TOTAL		$504,268,640	$83,917,640	$41,631,731	$2,725,355	$632,543,366
Mexican Open-pit operations	Copper, molybdenum and other by-products	Tax Administration Services - Government Agency	685,838,259		83,593,989		$769.432.248
	Copper, molybdenum and other by-products	Tax Administration Services - Government Agency			4,688,945		4.688.945
	Copper, molybdenum and other by-products	Tax Administration Services - Government Agency	647,775				647.775
	Copper, molybdenum and other by-products	Mexican Geological Service - Government Agency		10,749,212			10.749.212
	Copper, molybdenum and other by-products	Mexico/ Donations and contributions to local communities				15,688,158	15.688.158
	TOTAL		$686,486,034	$10,749,212	$88,282,934	$15,688,158	$801,206,338
Mexican Underground mine	Copper, Zinc, silver, Gold and related by products	Tax Administration Services - Government Agency	20,555,041		3,022,967		$23,578,008
	Copper, Zinc, silver, Gold and related by products	Tax Administration Services - Government Agency	846,074				846,074
	Copper, Zinc, silver, Gold and related by products	Tax Administration Services - Government Agency			7,058,336		7,058,336
	Copper, Zinc, silver, Gold and related by products	Tax Administration Services - Government Agency	1,024,764				1,024,764
	Copper, Zinc, silver, Gold and related by products	Mexico/ Donations and contributions to local communities				3,109,133	3,109,133
	TOTAL		$22,425,879	$0	$10,081,303	$3,109,133	$35,616,315
Other corporate minor segments	Ecuador/Exploration	Central government/Ecuador	181,216				$181,216
	Chile/Exploration	Central government/Chile			564,779		564,779
	Argentina/Exploration	Central government/Argentina			80,594		80,594
	United States/ Administrative Corporate Office	U.S. Treasury Dept.	4,600,000				4,600,000
	TOTAL		$4,781,216	$0	$645,373	$0	$5,426,589

SUMMARY OF PAYMENT TO GOVERNMENTS BY JURISDICTION

GOVERNMENTAL RECIPIENT / COUNTRY		Total Taxes	Total Royalties	Total Fees	Total Community and Social Responsibility Payments	PAYMENT AMOUNT
PERU - Peruvian Segment		504,268,640	83,917,640	41,631,731	2,725,355	$632,543,366
MEXICO - Open Pit segment		686,486,034	10,749,212	88,282,934	15,688,158	$801,206,338
MEXICO - Underground segment		22,425,879	0	10,081,303	3,109,133	$35,616,315
Other Corporate – United States of America, Argentina, Chile and Ecuador		4,781,216	0	645,373	0	$5,426,589
	TOTAL	1,217,961,769	94,666,852	140,641,341	21,522,646	$1,474,792,608

Notes:

(1)	Payments are limited to those required to be disclosed by the Rules and do not include other payments or contributions to entities beyond the scope of the Rules.
(2)	Represents payments made by SCC to local communities in accordance with its contractual agreement with the Ministry of Energy and Mines to make investments in the community while mining operations are active. Payments do not include other community support and investments provided to local communities not required by contract or law in accordance with the requirements of the Rules.